                                              THE SOMERSET GROUP, INC.
                                              UNAUDITED PRO FORMA CONSOLIDATED CONDENSED ST
                                              Year Ended December 31, 1994
                                                                                 Pro Forma
                                                         Pro Forma Adjustments   Adjusted
                                   Historical   Note   Debit   Note    Credit     Balance
Income:
 Net sales                         23,467,000   (a) 13,941,000                  $7,050,000
                                                (b)  2,476,000

                                                               (a) 10,054,000
 Cost of sales                     19,164,000                  (b)  2,671,000    6,439,000
                                    ---------        ---------      ---------    ---------
    Gross Profit                    4,303,000       16,417,000     12,725,000      611,000
 Equity in earnings of
  First Indiana Corporation         2,616,000                                    2,616,000

 Other                                146,000   (b)     76,000                      70,000
                                    ---------        ---------      ---------    ---------
    Total Income                    7,065,000       16,493,000     12,725,000    3,297,000

Expenses:                                                      (a)    341,000
 Selling expenses                     568,000                  (b)     53,000      174,000

                                                               (a)  1,208,000
 General and administrative expense 1,927,000                  (b)     67,000      502,000
                                                               (d)    150,000

                                                               (a)     79,000
                                                               (b)      2,000
 Interest expense                     438,000                  (c)                 357,000

                                    ---------        ---------      ---------    ---------
    Total Expenses                  2,933,000                    -- 1,900,000    1,033,000

Operating income before taxes and
   minority interest                4,132,000       16,493,000     14,625,000    2,264,000

 Income tax expense                 1,608,000   (b)    125,000 (e)    839,000      894,000
                                    ---------        ---------      ---------    ---------
                                    2,524,000       16,618,000     15,464,000    1,370,000

 Minority interest in loss of subs     93,000   (b)     93,000
                                    ---------        ---------      ---------    ---------
Income from continuing operations   2,617,000       16,711,000     15,464,000    1,370,000
                                    =========        =========      =========    =========

Per average share outstanding           $1.57                                        $0.82


Average shares outstanding          1,662,255                                    1,662,255
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